EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the use in this Amendment No.1 to the Form S-1 Registration Statement Under the Securities Act of 1933 of our report dated March 31, 2011 included in Roomlinx, Inc.’s Amended Annual Report for the year ended December 31, 2010 filed on May 18, 2011 relating to the financial statements of Roomlinx, Inc., which appear in such Registration Statement and related Prospectus for the registration of 1,666,485 shares of Roomlinx, Inc. common stock.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ StarkSchenkein, LLP
StarkSchenkein, LLP

Denver, Colorado
May 31 , 2011